Exhibit 10.1

June 3, 2005

Timothy McLevish
724 Jane Drive
Franklin Lakes, NJ 07417

Dear Tim,

The following is an addendum to our employment agreement dated April 17, 2002.

In the unlikely event of your involuntary termination from IR for other than gross cause, as consideration for your release of whatever claims might be made, you will have three years (not to exceed the ten-year duration of the option contract) from the effective date of termination within which to exercise whatever vested options you have earned at the point of your termination.

Sincerely,

Herbert L. Henkel
Chairman, President and
Chief Executive Officer

cc: R. C. Butler

Accepted By:

_________________________________ Date: __________________________
Timothy McLevish